Exhibit 99.1

JETBLUE AIRWAYS REPORTS MARCH TRAFFIC

New York, NY (April 10, 2015) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for March 2015. Traffic in March increased 9.2 percent from March 2014, on a capacity increase of 6.2 percent.

Load factor for March 2015 was 87.2 percent, an increase of 2.4 points from March 2014. JetBlue’s preliminary completion factor was 98.0 percent and its on-time (1) performance was 71.5 percent. JetBlue’s preliminary passenger revenue per available seat mile (PRASM) for the month of March increased approximately eight percent year over year. Based on preliminary information, for the first quarter of 2015, PRASM is expected to increase approximately 4.5% year over year, up from our prior guidance of between three and four percent due to stronger than expected close-in bookings and yield.

JETBLUE AIRWAYS TRAFFIC RESULTS

	March 2015	March 2014	% Change
Revenue passenger miles (000)	3,537,850	3,238,709	9.2%
Available seat miles (000)	4,057,967	3,819,426	6.2%
Load factor	87.2%	84.8%	2.4 pts.
Revenue passengers	2,998,769	2,755,454	8.8%
Departures	26,397	25,076	5.3%
Average stage length	1,090	1,091	(0.1)%
	Y-T-D 2015	Y-T-D 2014	% Change
Revenue passenger miles (000)	9,621,615	8,661,805	11.1%
Available seat miles (000)	11,418,652	10,419,118	9.6%
Load factor	84.3%	83.1%	1.2 pts.
Revenue passengers	8,094,846	7,332,695	10.4%
Departures	73,823	68,152	8.3%
Average stage length	1,097	1,095	0.2%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown AirlineTM, and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan. JetBlue carries more than 32 million customers a year to 87 cities in the U.S., Caribbean and Latin America with an average of 875 daily flights. Upcoming destinations include Cleveland on April 30; Reno-Tahoe, Nev. on May 28; Grenada on June 11 (subject to receipt of government authority); and Albany on December 10, 2015. For more information please visit JetBlue.com.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com